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                                                                 EXHIBIT 10.Z


                              MANAGEMENT INCENTIVE PLAN


FISCAL 1997

Subsequent to the fiscal year end, certain members of management of the Company received incentive compensation in the form of cash payments under the Company's Management Incentive Plan ("MIP"). Under the terms of this MIP, as administered by the Compensation Committee, cash payments were awarded to certain members of Management because its divisions and subsidiaries exceeded profitability targets established at the onset of the fiscal year, and to the corporate officers because the Company achieved a greater than $1.21 Earnings Per Share for the fiscal year. Under the MIP, a sliding scale of cash incentive was awarded based on the amount the individual units and Company exceeded the targets established by the Board of Directors at the recommendation of the Compensation Committee.

Payments under the MIP were increased by a factor of up to one third based on Management meeting certain non-financial goals established by the Compensation Committee for the corporate officers, and by the President and chief operating officer, in the case of the division and subsidiary management. In total, sixteen managers received a total of $771,263 in cash compensation under the MIP, all of which was expensed during the fiscal year.

In addition, the vesting of certain ISOP stock options accelerated to July 21, 1997 based on the division and subsidiary units achieving certain pretax profits for the fiscal year ended June 30, 1997.


FISCAL 1998

For the fiscal year ending June 30, 1998, the vesting of certain stock options granted to management on July 24, 1997 will accelerate to July 21, 1998 if two non-financial goals which the Board of Directors deems as very important to the Company are achieved by the end of the fiscal year and if the Earnings Per Share of the Company for the fiscal year exceed a target level established by the Board of Directors at the recommendation of the Compensation Committee. In addition, cash compensation may be earned by members of management if the Earnings Per Share of the Company exceed a higher target which was established by the Board of Directors at the recommendation of the Compensation Committee. Earnings Per Share targets are net of any incentive compensation costs.